UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2025

FIREFLY NEUROSCIENCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41092	54-1167364
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Military Road, Kenmore, NY	14217
(Address of principal executive offices)	(Zip Code)

(888) 237-6412
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AIFF	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 30, 2025, Firefly Neurosciences Inc., (the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Evoke Neuroscience, Inc. (“Evoke”) and stockholders of Evoke (the “Sellers”), where the Sellers sold and the Company purchased all of the issued and outstanding shares of Evoke, for a total purchase price consisting of: (i) $3,000,000 in cash (the “Cash Purchase Price”); (ii) shares of the Company’s common stock having an aggregate value of $3,000,000 priced at $3.50 per share (the “Shares”); and (iii) an earn-out payment in the form of additional shares of the Company’s common stock with an aggregate value of $500,000, contingent upon the achievement of specified revenue targets during a thirty-six (36) month earn-out period, all as further described in the Securities Purchase Agreement (the “Earn-Out Shares,” and collectively with the Cash Purchase Price and Share Consideration, the “Purchase Price”).

Each Seller agreed not to sell, transfer, or otherwise dispose of any Shares, or engage in any transaction that would transfer the economic benefits of the Shares during the Lock-Up Period (the “Lock-Up Period”) without the prior written consent of the Company. The Lock-Up Period began on the closing date and will end on the earlier of (a) six months after the closing date or (b) the effective date of a registration statement filed by the Company with the SEC covering the resale of the Shares.

In addition, if the estimated working capital is below $90,000 (“Minimum Working Capital Threshold”), the Purchase Price shall be reduced by the shortfall, though no increase would occur if the working capital exceeds the Minimum Working Capital Threshold. Additionally, $150,000 of the Cash Purchase Price were wired directly to Evoke to fund post-closing operational expenses (“Operational Expense Amount”), and the Operational Expense Amount shall be excluded from calculating the Closing Working Capital (as defined in the Securities Purchase Agreement), the Minimum Working Capital Threshold, and the Final Closing Statement. Within 90 days after closing, the Company will provide a final closing statement with the actual figures prepared in good faith.

The transactions contemplated under the Securities Purchase Agreement were closed on May 1, 2025, which were subject to customary closing conditions, including, without limitation, the completion of mutually satisfactory due diligence; compliance with applicable regulatory requirements; the Company entering into a satisfactory consulting agreement with David W. Hagedorn; Evoke having no outstanding debt or liabilities in default; the receipt of any required shareholder approvals; and the delivery of evidence of debt payoff from the Company’s loan holders.

The foregoing description of the Securities Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Securities Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K. The Securities Purchase Agreement also contains customary closing conditions, representations and warranties, covenants, indemnification provisions, and termination provisions.

Item 7.01 Regulation FD Disclosure.

On May 5, 2025, the Company issued a press release announcing the closing of the transactions contemplated under the Securities Purchase Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished herein (including Exhibit 10.1 and Exhibit 99.1 hereto) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Exchange Act or the Securities Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Securities Purchase Agreement, dated April 30, 2025, by and among Firefly Neurosciences Inc., Evoke Neuroscience, Inc., and stockholders of Evoke.
99.1	Press Release dated May 5, 2025
104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 5, 2025	FIREFLY NEUROSCIENCE, INC.

/s/ Greg Lipschitz
Name: Greg Lipschitz
Title: Chief Executive Officer